FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires $536.5 Million of Healthcare Properties in the Third Quarter 2013

ARC Healthcare’s Portfolio Comprised of $1.41 Billion of Healthcare Assets Purchased to Date, $162.5 Million of
Properties Under Executed Purchase and Sale Agreements, and $92.8 Million of Acquisitions Subject to Executed
Letters of Intent

New York, New York, October 3, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it acquired 33 additional healthcare properties for $536.5 million during the third quarter of 2013. As of September 30, 2013, ARC Healthcare’s portfolio contained 103 properties purchased for $1.41 billion. Additionally, as of that date, ARC Healthcare had placed an additional $162.5 million worth of properties under executed purchase and sale agreements and another $92.8 million worth of healthcare assets under executed letters of intent which, when combined, would result in an approximate $1.7 billion portfolio. ARC Healthcare continues to execute on its announced acquisitions strategy by purchasing a diverse mix of high quality medical office buildings, seniors housing and other healthcare assets.

“We had a very active and productive third quarter, investing a substantial portion of our raised equity into high quality healthcare assets,” commented Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC. “By capitalizing on significant market opportunities, we have built a diverse, well-balanced portfolio of real estate properties servicing America’s healthcare needs. We remain focused on taking advantage of today's dynamic and growing healthcare marketplace and the increasing requirements and funding for healthcare services. We look forward to closing on our remaining transactions and completing our portfolio construction.”

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)